Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-269063, 333-268064 and 333-264518) of Quantum Computing Inc. of our report dated March 20, 2025 relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California

March 20, 2025